EXHIBIT 10(l)


                                  SUMMARY

                      1994-96 LONG TERM INCENTIVE PLAN


PURPOSE

The purpose of this plan is to provide a compensation vehicle to motivate and reward key senior executives of the Constellation Companies for the achievement of long-term business objectives.

PERFORMANCE MEASUREMENT

This is a three (3) year plan based on Constellation Holdings, Inc. having achieved at the end of the three (3) year period, certain levels of net income.

An award equal to one hundred percent (100%) of the target award may be made if the Company's cumulative net income during the three (3) year period is at least $68.3 million, and up to two hundred percent (200%) of target if such cumulative net income is at least $82 million.

OTHER PLAN FEATURES

The total award will be forfeited if employment termination occurs during the performance period except for reason of death, disability or retirement. Senior executives hired after the beginning of the first performance year, but prior to the end of the last performance year, may be eligible to participate on a prorated basis.

At the end of the performance period the value of the award, which is subject to Board approval, will be made in either cash or, if certain required approvals are obtained, in BGE common stock.

All awards will be subject to tax withholding.

Participation in the Plan does not constitute a contractual agreement regarding future employment or a contractual right to receive an award.